AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ADMIRALTY BANCORP, INC.


     The undersigned, being of legal age, does hereby set forth this amended and restated certificate of incorporation as follows:

FIRST:   The name of the Corporation is Admiralty Bancorp, Inc.

SECOND:  The registered agent of the Corporation is:

             United Corporate Services, Inc.
             15 East North Street
             Dover, DE   19901

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

FOURTH: (A) The total authorized capital stock of the Corporation shall be 7,000,000 shares, consisting of 5,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock and the shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series of Preferred Stock, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

              (B) There is hereby established a class of equity interests which shall be named "Common Stock, Class A" which shall consist of 1,000,000 shares, without par value (the "Class A Common Stock"). The Class A Common Stock shall possess all such rights and privileges as are afforded to capital stock by law and shall also possess the following rights, privileges and limitations:

              (1) Dividends:

                    (a) The holder of each share of Class A Common Stock shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, preferential dividends thereon at the annual rate of ten percent (10%) per annum based upon a $10.00 per share stated value, and no more, payable semi-annually on June 30 and December



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               31 or on such other date or dates as may be determined by the
               Board of Directors. Those dividends shall be non-cumulative and may be paid either in cash or in shares of the Company's Class B Common Stock, at the discretion of the Company's Board of Directors. The Board of Directors shall determine the form of payment of any dividend no later than 10 days prior to the record date established for such dividend.

                    (b) No dividends shall be declared or paid or set apart for payment on the Company's Class B Common Stock (described below) for any period unless the most recently required dividend is paid on the Class A Common Stock. Holders of shares of the Class A Common Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the non-cumulative dividends, as herein provided, on the Class A Common Stock, unless specially declared by the Board of Directors.

                    (2) Voting Rights.

                    Holders of Class A Common Stock shall have the right to vote at any meeting of stockholders or otherwise and shall be entitled to notice of any such meeting. Each share of Class A Common Stock is entitled to one vote per share, and unless otherwise required by law, the Class A Common Stock will vote with the Class B Common Stock together as a single class.

                    (3) Conversion Rights.

                    (a) Voluntary Conversion. Each share of Class A Common Stock is convertible, at the option of the holder, into one share of Class B Common Stock, at any time or from time to time.

                    (b) Involuntary Conversion. In addition to the foregoing
               voluntary conversion rights, Company has the right to require a holder of Class A Common Stock to convert the Class A Common Stock into Class B Common Stock, at the rate of one share of Class B Common Stock for each share of Class A Common Stock held, in the event that the Class B Common Stock trades at $15.00 or higher and does not trade below $15.00 for the next 20 consecutive trading days. Upon the end of such 20 consecutive trading day period, Company may issue a notice of mandatory conversion requiring the conversion of shares of the Class A Common Stock to Class B Common Stock within 20 days.

                    The conversion rate set forth in (a) and (b) above is
               subject to adjustment in the event of payment of certain stock dividends, stock split-ups or combinations or other similar recapitalizations, to ensure that a holder of the Class A Common

               Stock does not have his interests in the Company diluted through such transaction. No adjustment in the conversion rate is required unless it would result in at least a 1% increase or decrease in that rate; however, any adjustment not made is carried forward.

                    (C) There is hereby established a class of equity interests which shall be named "Common Stock, Class B" which shall consist of 4,000,000 shares, without par value (the "Class B Common Stock"). The Class B Common Stock shall possess all such rights and privileges as are afforded to capital stock by law. With regard to any items upon which the Class B Common Stock shall be required or entitled to vote, the Class B Common Stock shall vote together with the Class A Common Stock as a single class, except as otherwise required by law.

                    (D) The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders, amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

                         (1) The distinctive designation of the class or series
                    and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

                         (2) The dividend rate of the class or series, whether
                    dividends will be cumulative, and, if so, from what date or dates;

                         (3) The price or prices at which, and the terms and
                    conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

                         (4) Whether or not the shares of the class or series
                    will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                         (5) Whether or not the shares of the class or series
                    will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                         (6) The rights of the shares of the class or series in
                    the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                         (7) Whether or not the shares of the class or series
                    will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock and/or Common Stock ranking junior to the shares of the class or series;

                         (8) Whether the class or series will have voting
                    rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                         (9) Any other preferences, qualifications, privileges,
                    options and other relative or special rights and limitations of that class or series.

FIFTH: (A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

               (B) (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

               (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claims, issues or matters as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

               (3) The right to indemnification conferred in this Article Fifth shall also include the right to be paid by the Corporation the expenses incurred in connection any such proceeding in advance of its final disposition to the fullest extent permitted by the Delaware General Corporation Law.

               (4) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation and such other persons serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as is permitted by the Delaware General Corporation Law and the Board of Directors shall determine to be appropriate.

              (C) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expenses, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Delaware General Corporation Law.

              (D) The right to indemnification conferring in this Article Fifth shall be a contract right. The rights and authority conferred in this Article Fifth shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

              (E) No amendment, modification or repeal of this Article Fifth, nor the adoption of any provision of this Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by the Delaware General Corporation Law, any amendment, modification or repeal of law shall eliminate or reduce the effect of this Article Fifth or adversely affect any right or protection then existing hereunder in respect of any acts or omissions occurring prior to such amendment, modification, repeal or adoption.

SIXTH: (A) The number of directors constituting the entire Board of Directors shall not be less than three nor more than twenty-five as fixed from time to time by vote of the majority of the entire Board. The Board of Directors shall be divided into three (3) classes, as nearly identical in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year. Upon adoption of this provision, the Board shall select the class into which each Director is assigned. At the first annual meeting of stockholders after adoption of this provision, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

                  (B) None of the present or future directors of the Corporation may be removed without cause by the shareholders of the Corporation. If cause exists, directors may be removed by the affirmative vote of the majority of the Board of Directors or the affirmative vote of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors. The term "cause" as used herein is defined to mean (i) conviction of the director of a felony, (ii) declaration by order of a court that the director is of unsound mind; (iii) breach of fiduciary duty involving personal profit which is proven by clear and convincing evidence to have been committed in bad faith; or (iv) violation of any final cease and desist order issued by any regulatory agency having jurisdiction over the Corporation or its business. The Board of Directors shall have the power to remove directors and to suspend directors pending a final determination that cause exists for removal.

SEVENTH: (A) Advance notice of nomination for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Corporation's Bylaws.

               (B) Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the Bylaws. The term "Whole Board" shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Whole Board").

EIGHTH: (A) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities whether the offers are in cash or in the securities of a corporation or otherwise, or any other proposed Business Combination (as defined below). When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant factors; by way of illustration, but not limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

                    (1) Whether the offer price is acceptable based on the
               historical and present operating results or financial condition of the Corporation, or based on the current value of the Corporation in a freely negotiated transaction.

                    (2) Whether a more favorable price could be obtained for the corporation's securities in the future.

                    (3) The impact which an acquisition of the Corporation would have on the employees, creditors, customers and suppliers of the Corporation and any subsidiary and on the communities which they serve.

                    (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, creditors, customers and suppliers of the Corporation and its subsidiaries and the future value of the Corporation's stock.

                    (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered.

                    (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

                    (7) Any other relevant factors, including the long-term as well as the short-term interests of the Corporation and its shareholders, whether or not such other factors are monetary or non-monetary in nature, or are shareholder or non-shareholder considerations.

               (B) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; establishing employee stock ownership plans; and obtaining a more favorable offer from another individual or entity.

               (C) Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors, or to enlarge the duties of the Board of Directors, as provided in Section 141 of the Delaware General Business Law or otherwise in Delaware law, or to create director liability for taking any action authorized hereunder.

NINTH: (A) No proposed transaction resulting in a Business Combination (as defined below) shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of eighty



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          percent (80%) of the outstanding shares of the voting stock of the
          Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation's Board of Directors, the affirmative vote of the holders of a majority of the shares of capital stock then entitled to vote and voting on such matters shall be required.

               (B) This Article Fourth may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

               (C) "Business Combination" as used herein shall mean any of the following proposed transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, a related entity or person:

                    (1) the merger or consolidation of the Corporation or any
               subsidiary of the Corporation;

                    (2) the sale, exchange, transfer or other disposition (in
               one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

                    (3) any offer for the exchange of securities of another
               entity for the securities of the Corporation.


     IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this __ day of August, 1998.


                                          --------------------------------------
                                          Bruce A. Mahon
                                          Chairman of the Board and
                                          Chief Executive Officer